                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                       ANY AND ALL OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                       OF

                            CENTRAL NEWSPAPERS, INC.
                                       AT

                  $64.00 NET PER SHARE OF CLASS A COMMON STOCK
                  $6.40 NET PER SHARE OF CLASS B COMMON STOCK

                                       BY

                       PACIFIC AND SOUTHERN INDIANA CORP.

                                A SUBSIDIARY OF

                               GANNETT CO., INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 31, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 28, 2000 (THE "MERGER AGREEMENT"), AMONG GANNETT CO., INC. ("PARENT" OR "GANNETT"), PACIFIC AND SOUTHERN INDIANA CORP. ("PURCHASER") AND CENTRAL NEWSPAPERS, INC. (THE "COMPANY" OR "CENTRAL NEWSPAPERS"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 45,815,000 SHARES OF THE COMPANY'S CLASS B STOCK (SUBJECT TO ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS AND SIMILAR EVENTS) (LESS ANY SHARES OF THE COMPANY'S CLASS B STOCK OWNED BY PARENT OR PURCHASER OR ANY AFFILIATE OF PARENT OR PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER) (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF THE COMPANY'S CLASS A STOCK AND CLASS B STOCK, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF COMPANY STOCK ACCEPT THE OFFER AND TENDER THEIR COMPANY STOCK PURSUANT TO THE OFFER.

     AS A CONDITION TO PARENT'S AND PURCHASER'S EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, THE EUGENE C. PULLIAM TRUST (THE "TRUST"), WHICH IS THE OWNER OF APPROXIMATELY 78% OF THE COMPANY'S VOTING POWER, ENTERED INTO A VOTING AND TENDER AGREEMENT, DATED AS OF JUNE 28, 2000, AMONG THE TRUST, PARENT AND PURCHASER (THE "VOTING AND TENDER AGREE-

MENT") PURSUANT TO WHICH IT AGREED TO TENDER THE 45,815,000 SHARES OF CLASS B STOCK OWNED BY IT IN THE OFFER AND TO VOTE SUCH SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND GRANTED PARENT AND PURCHASER AN IRREVOCABLE OPTION TO BUY SUCH SHARES AT A PRICE EQUAL TO $6.40 PER SHARE OR ANY HIGHER PRICE PAID BY PARENT OR PURCHASER FOR CLASS B STOCK PURSUANT TO THE OFFER OR THE MERGER, EXERCISABLE UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 10, WHICH DESCRIBES THE VOTING AND TENDER AGREEMENT IN GREATER DETAIL.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Class A Stock and/or Class B Stock should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Class A Stock and/or Class B Stock, and any other required documents, to the Depositary or tender such Class A Stock pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Class A Stock and/or Class B Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Class A Stock or Class B Stock.

     A stockholder who desires to tender Class A Stock and/or Class B Stock and whose certificates evidencing such Class A Stock and/or Class B Stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Class A Stock and/or Class B Stock by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.

                            ------------------------

July 3, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    4
INTRODUCTION................................................    8
 1. Terms of the Offer; Expiration Date.....................   10
 2. Acceptance for Payment and Payment for Company Stock....   12
 3. Procedures for Accepting the Offer and Tendering Company
   Stock....................................................   13
 4. Withdrawal Rights.......................................   16
 5. Certain Federal Income Tax Consequences.................   16
 6. Price Range of Class A Stock; Dividends.................   18
 7. Certain Information Concerning the Company..............   19
 8. Certain Information Concerning Purchaser and Parent.....   20
 9. Financing of the Offer and the Merger...................   22
10. Background of the Offer; Contacts with the Company; the
  Merger Agreement..........................................   22
11. Purpose of the Offer; Plans for the Company after the
  Offer and the Merger......................................   33
12. Possible Effects of the Offer on the Market for the
    Company Stock, NYSE Listing, Margin Regulations and
    Exchange Act Registration...............................   35
13. Fees and Expenses.......................................   36
14. Certain Conditions of the Offer.........................   36
15. Certain Legal Matters and Regulatory Approvals..........   38
16. Miscellaneous...........................................   40

SCHEDULES

     Schedule I -- Directors and Executive Officers of Parent, Purchaser and/or Surviving Corporation

                               SUMMARY TERM SHEET

     This summary term sheet highlights some of the questions that you, as a stockholder of Central Newspapers, may have and our answers to those questions. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

- We are Pacific and Southern Indiana Corp., a newly formed Indiana corporation and a subsidiary of Gannett Co., Inc. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. Gannett is an international news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a news wire service, data services and news programming. Gannett employs 45,800 people and had 1999 revenues of $5.3 billion. The common stock of Gannett is listed on the New York Stock Exchange, or the NYSE, under the symbol "GCI".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

- We are seeking to purchase any and all of the issued and outstanding common stock of Central Newspapers. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

- We are offering to pay $64.00 per share for Class A Stock and $6.40 per share for Class B Stock, in each case net to you in cash and without interest. See the "Introduction" and Section 1.

- If you tender your stock in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your stock. See the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

- We are not obligated to purchase any stock unless at least 45,815,000 shares of the outstanding Class B Stock are validly tendered and not withdrawn prior to the expiration of the offer. We call this condition the "minimum condition." The Eugene C. Pulliam Trust owns 45,815,000 shares of Class B Stock and has agreed to tender all of these shares to us. In addition, the trust has granted to us an irrevocable option to purchase these shares. Acquiring the trust's shares, which represent approximately 78% of the voting power of the Company's stock, would allow us to approve a merger and acquire any untendered shares as a result of the merger. See Sections 1 and 14.

- We are not obligated to purchase any stock that is validly tendered unless and until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated. See Section 15.

- We are not obligated to purchase any stock that is validly tendered if there is a material adverse change in Central Newspapers or its business.

- These and other conditions to our obligation to purchase stock tendered in the offer are described in greater detail in Sections 1 and 14. We can waive any of the conditions to the offer without Central Newspapers' consent, other than the minimum condition.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Gannett, our parent company, will provide us with the funds necessary to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We anticipate that all of these funds will be obtained from existing resources and internally generated funds of Gannett, including the issuance of commercial paper in the ordinary course of business. The offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

- We do not think our financial condition is relevant to your decision whether to tender in the offer because:

     - The form of payment consists solely of cash.

     - The offer is not subject to any financing conditions.

     - If we consummate the merger, we will acquire all remaining shares of stock in the merger for the same cash price per share.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

- You will have at least until 12:00 midnight, New York City time, on Monday, July 31, 2000, to tender your stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in
  Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer without Central Newspapers' consent in the following circumstances:

     - If any of the conditions to the offer, other than the minimum condition, have not been satisfied or waived, we may extend the offer, but not beyond September 29, 2000.

     - If all of the conditions to the offer have been satisfied or waived except for the minimum condition, we may extend the offer, but not beyond September 12, 2000.

     - If all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of each class of stock have been validly tendered and not withdrawn, we may extend the offer, but not beyond August 28, 2000, provided, among other things, that we purchase all shares validly tendered and not withdrawn at the time of such extension.

     - In addition, either party may extend the offer, but not beyond March 31, 2001, if necessary to satisfy the condition that (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, (ii) no government entity shall have commenced a lawsuit or issued an order, ruling or regulation which challenges, restrains, or prohibits the transaction, or (iii) the minimum condition be satisfied.

     See Section 1 for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we decide to extend the offer, we will inform Norwest Bank Minnesota, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER?

- To tender your stock in the offer, you must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the

  Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary. You may tender your Class A Stock by physical delivery of your share certificates or pursuant to the procedure for book-entry transfer set forth in Section 3 (Class B Stock is not eligible for the book-entry tender procedures); or if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Norwest Bank Minnesota, N.A., prior to the expiration of the offer, or you cannot complete the procedure for delivery of Class A Stock by book-entry transfer on a timely basis, you may still tender your Company Stock if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED STOCK?

- You may withdraw previously tendered stock any time prior to the expiration of the offer, and, unless we have accepted the stock pursuant to the offer, you may also withdraw any tendered stock at any time after July 31, 2000. See
  Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED COMPANY STOCK?

- To withdraw previously tendered stock, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary, Norwest Bank Minnesota, N.A., while you still have the right to withdraw. If you tendered stock by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your stock. See Section 4.

WHAT DOES CENTRAL NEWSPAPERS' BOARD OF DIRECTORS THINK OF THE OFFER?

- The Board of Directors of Central Newspapers has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, the holders of the Company's stock, has approved and adopted the Merger Agreement and the transactions contemplated thereby, and has recommended that the holders of the Company's stock accept the offer and tender their shares pursuant to the offer.

WILL CENTRAL NEWSPAPERS CONTINUE AS A PUBLIC COMPANY?

- No. If the merger occurs, Central Newspapers will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered stock, there may be so few remaining stockholders and publicly held stock that the stock may no longer be eligible to be traded through the NYSE or any other securities market, there may not be a public trading market for the stock and Central Newspapers may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 12.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE STOCK IS NOT
TENDERED?

- If we accept for payment at least 45,815,000 shares of the outstanding Class B Stock, we will merge with and into Central Newspapers. If the merger occurs, Central Newspapers will become a wholly owned subsidiary of Gannett, and each share that remains outstanding (other than any stock held in the treasury of Central Newspapers, or owned by us, Gannett or any subsidiaries of us or Gannett, and any stock held by stockholders seeking appraisal for their stock) will be canceled and converted automatically into the right to receive $64.00 per share of Class A Stock and $6.40 per share of Class B Stock in cash.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY COMPANY STOCK?

- If you decide not to tender your stock in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your stock in the offer, subject to any dissenters' rights of holders of Class B Stock properly exercised under Indiana law. Therefore, if the merger takes place, the only difference between tendering your shares and not tendering your shares is that you will be paid earlier and, if you are a holder of Class B Stock, not have dissenters' rights if you tender your shares of Class B Stock. (Class A Stock has no dissenters' rights.) If, however, for some reason the merger does not take place, the number of stockholders and the number of shares that are still publicly held may be so small that the stock may no longer be eligible to be traded through NYSE or any other securities market, there may not be a public trading market for the stock and Central Newspapers may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 12.

WHAT IS THE MARKET VALUE OF MY COMPANY STOCK AS OF A RECENT DATE?

- On June 28, 2000, the last full trading day before we announced our offer, the closing price per share of the Class A Stock reported on the New York Stock Exchange was $64.25. On June 8, 2000, the Company issued a press release confirming that it had retained a financial advisor and was in preliminary discussions regarding a possible sale or other business combination involving the Company. On June 7, 2000, the last sale price of the Class A Stock as reported on the NYSE was $31.50. See Section 7.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

- The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

- You can call Georgeson Shareholder Communications, Inc., the Information Agent, at (212) 440-9800 or (800) 223-2064. See the back cover of this Offer to Purchase.

TO ALL HOLDERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF CENTRAL NEWSPAPERS, INC.

                                  INTRODUCTION

     Pacific and Southern Indiana Corp., an Indiana corporation ("Purchaser") and a subsidiary of Gannett Co., Inc., a Delaware corporation ("Parent"), hereby offers to purchase any and all of the Class A Common Stock, no par value (the "Class A Stock"), and any and all of the Class B Common Stock, no par value (the "Class B Stock"), of Central Newspapers, Inc., an Indiana corporation (the "Company"), that are issued and outstanding for $64.00 per share of Class A Stock and $6.40 per share of Class B Stock, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Class A Stock and Class B Stock by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Norwest Bank Minnesota, N.A. (the "Depositary") and Georgeson Shareholder Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF COMPANY STOCK, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF COMPANY STOCK ACCEPT THE OFFER AND TENDER THEIR COMPANY STOCK PURSUANT TO THE OFFER.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board its written opinion dated June 28, 2000 to the effect that, based upon and subject to various assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of DLJ is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by DLJ.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 45,815,000 SHARES OF CLASS B STOCK (SUBJECT TO ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS AND SIMILAR EVENTS) (LESS ANY SHARES OWNED BY PARENT OR PURCHASER OR ANY AFFILIATE OF PARENT OR PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER) (THE "MINIMUM CONDITION"), AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO

SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     AS A CONDITION TO PARENT'S AND PURCHASER'S EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, THE EUGENE C. PULLIAM TRUST (THE "TRUST"), WHICH IS THE OWNER OF APPROXIMATELY 78% OF THE COMPANY'S VOTING POWER, ENTERED INTO A VOTING AND TENDER AGREEMENT, DATED AS OF JUNE 28, 2000, AMONG THE TRUST, PARENT AND PURCHASER (THE "VOTING AND TENDER AGREEMENT") PURSUANT TO WHICH IT AGREED TO TENDER THE 45,815,000 SHARES OF CLASS B STOCK OWNED BY IT IN THE OFFER AND TO VOTE SUCH SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND GRANTED PARENT AND PURCHASER AN IRREVOCABLE OPTION TO BUY SUCH SHARES AT A PRICE EQUAL TO $6.40 PER SHARE OR ANY HIGHER PRICE PAID BY PARENT OR PURCHASER FOR CLASS B STOCK PURSUANT TO THE OFFER OR THE MERGER, EXERCISABLE UNDER CERTAIN CIRCUMSTANCES. SEE SECTION 10, WHICH DESCRIBES THE VOTING AND TENDER AGREEMENT IN GREATER DETAIL.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Company Stock pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Indiana Business Corporation Law ("Indiana law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Company Stock held in the treasury of the Company or Company Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Company Stock held by stockholders who shall have demanded and perfected appraisal rights under Indiana law) shall be canceled and converted automatically into the right to receive $64.00 per share of Class A Stock and $6.40 per share of Class B Stock in cash, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Indiana law will be entitled to receive, in connection with the Merger, cash for the fair value of their Company Stock as determined pursuant to the procedures prescribed by Indiana law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Company Stock pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     The Merger Agreement provides that, promptly following the purchase of, and payment for, Company Stock that satisfies the Minimum Condition pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board of the Company (giving effect to the election of any additional directors pursuant to this paragraph) and the percentage that the voting power of Company Stock beneficially owned by Parent and Purchaser following such purchase bears to the total voting power of Company Stock outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions within its power to cause Purchaser's designees to be elected or appointed to the Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if required by applicable law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company in accordance with Indiana law. For a more detailed description of the conditions to the Merger, see
Section 14 hereof. Under the Company's Articles of Incorporation and Indiana law, the affirmative vote of the holders of a majority of the outstanding Company Stock, voting as a single class, is required to approve and adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) a sufficient number of shares of Class B Stock to satisfy the Minimum Condition, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement without the vote of any other stockholder. See Sections 10 and 11.

     Under Indiana law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Class A Stock and at least 90% of the then outstanding Class B Stock, Purchaser will be able to approve and adopt the Merger Agreement without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Company Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Indiana law, a longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that 32,724,324 shares of Class A Stock and 55,356,010 shares of Class B Stock were issued and outstanding as of June 23, 2000. In addition, the Company has advised Parent that as of such date, 3,132,832 shares of Common Stock were reserved for issuance pursuant to employee stock options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquires 45,815,000 shares of Class B Stock for a purchase price of $6.40 per share. Also, as of such date, Purchaser would have the voting power necessary to cause the Merger to become effective in accordance with Indiana law if Purchaser shall have acquired at least 29,470,864 shares of the Class B Stock.

     No appraisal rights are available in connection with the Offer; however, holders of Class B Stock may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Company Stock validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Initial Expiration Date" means 12:00 midnight, New York City time, on Monday, July 31, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer, in its sole discretion, except as provided in this paragraph. Notwithstanding the foregoing, Purchaser may waive the Minimum Condition so long as (x) it has irrevocably waived all other conditions to the Offer (and may, as a legal matter, irrevocably waive such conditions and otherwise purchase Company Stock pursuant to the Offer), (y) Parent has irrevocably exercised or irrevocably committed to exercise the Option, and (z) the shares of Company Stock acquired pursuant to the Offer and through such Option exercise would satisfy the Minimum Condition (such event being referred to as a "Constructive Satisfaction of the Minimum Condition"). Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that neither Parent nor Purchaser may, without the prior written consent of the Company, (i) decrease the price per share of Class A Stock or Class B Stock payable in the Offer, (ii) decrease the number of shares of Class A Stock or Class B Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Minimum Condition and those described in Section 14 hereof, (v) except as provided below or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer,
(vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of shares of the Class A Stock or Class B Stock. Notwithstanding anything in the Merger Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time, but in no event later than the date which is 60 days from the Initial Expiration Date, if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, for one or more periods not to exceed 10 business days each (but no more than an aggregate of 30 business days for all such extensions); or (iv) if all of the conditions to the Offer are satisfied or waived but the number of shares of each class of Company Stock validly tendered and not withdrawn is less than 90% of the then outstanding number of shares of each class of Company Stock for an aggregate period not to exceed 20 business days (for all such extensions), provided that Purchaser shall accept and promptly pay for all securities tendered prior to the date of such extension and shall waive any condition to the consummation of the Merger other than the condition in Section 10.01(c) of the Merger Agreement that may fail to be satisfied during such extension. Notwithstanding clause (iii) of the previous sentence, Purchaser may, and if requested by the Company shall, from time to time extend the Offer, if at the Initial Expiration Date (or any extended expiration date of the Offer, including pursuant to this sentence, if applicable), no conditions to the Offer other than the Minimum Condition, the HSR Condition (as defined in Section 14 hereof) and/or the conditions set forth in clause (a) or clause (b) of Section 14 hereof shall excuse performance by Purchaser under the conditions described in Section 14 hereof until the earlier of 10 business days after such previously scheduled expiration date or March 31, 2001; provided that the Company will not make such a request where a Constructive Satisfaction of the Minimum Condition exists. Upon the prior satisfaction or waiver of all the conditions to the Offer and subject to the terms and conditions of the Merger Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of the Company Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Stock that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Under no circumstances will interest be paid on the purchase price for tendered Company Stock, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Purchaser shall pay for all Company Stock validly tendered and not withdrawn promptly following the acceptance of Company Stock for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to delay payment for Company Stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the 1934 Act, which requires Purchaser to pay the consideration offered or to return Company Stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Company Stock not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the 1934 Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the 1934 Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Class A Stock or Class B Stock, as the case may be, is accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Company Stock, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Company Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Company Stock whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMPANY STOCK.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Company Stock validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly. Purchaser shall pay for all Company Stock validly tendered and not withdrawn promptly following the acceptance of Company Stock for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Company Stock in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

     In all cases, payment for Company Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Stock (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Company Stock into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of

Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Class A Stock that is the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Company Stock validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Company Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Company Stock have been accepted for payment.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR COMPANY STOCK BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any shares of tendered Company Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Stock than are tendered, Share Certificates evidencing unpurchased Company Stock will be returned, without expense to the tendering stockholder (or, in the case of Company Stock tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Company Stock will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMPANY STOCK.

     Valid Tender of Company Stock. In order for a holder of Company Stock validly to tender Company Stock pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer by holders of Class A Stock, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Company Stock must be received by the Depositary at such address or such Company Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Class A Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer

Facility may make a book-entry delivery of Class A Stock by causing the Book-Entry Transfer Facility to transfer such Class A Stock into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Class A Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Class B Stock is not eligible for book-entry tender procedures.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY, IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES, DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the 1934 Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Company Stock is tendered (i) by a registered holder of Company Stock who has not completed either the box entitled "Special Issuance and Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Company Stock pursuant to the Offer and such stockholder's Share Certificates evidencing such Company Stock are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Initial Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Stock may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Company Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Company Stock, or a Book-Entry Confirmation of the delivery of such Company Stock, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF COMPANY STOCK WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Company Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

     NO TENDER OF COMPANY STOCK WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Company Stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Company Stock (and any and all other Company Stock or other securities issued or issuable in respect of such Company Stock), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Company Stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Purchaser and Parent as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Company Stock tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Company Stock or other securities issued or issuable in respect of such Company Stock on or after June 28, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Company Stock. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Company Stock for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Company Stock (and such other Company Stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser and Parent will, with respect to the Company Stock for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Company Stock to be deemed validly tendered, immediately upon Purchaser's payment for such Company Stock, Purchaser must be able to exercise full voting rights with respect to such Company Stock (and such other Company Stock and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF COMPANY STOCK PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS.

     Tenders of Company Stock made pursuant to the Offer are irrevocable except that such Company Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 31, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Stock or is unable to accept Company Stock for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Stock, and such Company Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4, subject to Rule 14e-1(c) under the 1934 Act. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Stock to be withdrawn, the number of shares of Company Stock to be withdrawn and the name of the registered holder of such Company Stock, if different from that of the person who tendered such Company Stock. If Share Certificates evidencing Company Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Company Stock have been tendered for the account of an Eligible Institution. If shares of Company Stock have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Stock.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Company Stock may not be rescinded. Any Company Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Stock may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Company Stock is purchased pursuant to the Offer or whose Company Stock is converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or, with respect to Class B Stock, pursuant to the proper exercise of dissenters' rights). The discussion applies only to holders of Company Stock in whose hands Company Stock are capital assets (generally assets held for investment), and may not apply to Company Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Company Stock who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMPANY STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or, with respect to Class B Stock, pursuant to the proper exercise of dissenters' rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Company Stock will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Company Stock sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to tax on the net amount of such capital gain at a maximum rate of 20%, provided that the shares of Company Stock were held for more than 12 months. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Company Stock should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of Company Stock should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF CLASS A STOCK; DIVIDENDS.

     The following table sets forth the quarterly dividends declared per share of Class A Stock and the resulting dividend payable on Class B Stock.

                            COMPANY STOCK DIVIDENDS

                                                              CLASS A STOCK    CLASS B STOCK
                                                              -------------    -------------
1998
  1st Quarter...............................................     $0.105           $0.0105
  2nd Quarter...............................................      0.105            0.0105
  3rd Quarter...............................................      0.120            0.0120
  4th Quarter...............................................      0.120            0.0120
                                                                 ------           -------
                                                                 $0.450           $0.0450
1999
  1st Quarter...............................................     $0.120           $0.0120
  2nd Quarter...............................................      0.120            0.0120
  3rd Quarter...............................................      0.130            0.0130
  4th Quarter...............................................      0.130            0.0130
                                                                 ------           -------
                                                                 $0.500           $0.0500
2000
  1st Quarter...............................................     $0.130           $0.0130
  2nd Quarter...............................................      0.130            0.0130

     The Class A Stock is traded on the NYSE under the symbol "ECP." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per share.

                           CLASS A STOCK SALES PRICES

                                                               HIGH      LOW
                                                              ------    ------
1998
  1st Quarter...............................................  $37.13    $31.03
  2nd Quarter...............................................   37.47     30.81
  3rd Quarter...............................................   35.06     28.50
  4th Quarter...............................................   35.78     27.41
1999
  1st Quarter...............................................  $38.25    $30.38
  2nd Quarter...............................................   39.31     29.88
  3rd Quarter...............................................   45.63     38.00
  4th Quarter...............................................   45.69     36.63
2000
  1st Quarter...............................................  $39.56    $27.25
  2nd Quarter...............................................   60.25     28.13
  3rd Quarter (through June 28, 2000).......................   65.88     58.63

     On June 28, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per share of Class A Stock as reported on NYSE was $64.25. On June 30, 2000, the last full trading day prior to the commencement of the Offer, the closing price per share of Class A Stock as reported on NYSE was

$63.25. On June 7, 2000, the day before the Company issued a press release confirming that it had retained a financial advisor and was in preliminary discussions concerning a possible sale or other business combination involving the Company, the last sale price of Class A Stock as reported on the NYSE was $31.50. As of June 23, 2000, the approximate number of holders of record of the Class A Stock was 346 and the approximate number of holders of record of the Class B Stock was 22.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMPANY STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is an Indiana corporation that was incorporated in 1934 with its principal executive offices located at 200 E. Van Buren Street, Phoenix, Arizona 85004, and its telephone number is (602) 444-1100. The company publishes two flagship newspapers: The Arizona Republic and The Indianapolis Star. It also publishes The Arizona Business Gazette, The Alexandria Daily Town Talk, The Vincennes Sun - Commercial and The Daily Ledger as well as a host of community newspapers in Indiana. In addition, CNI owns a direct marketing company (Carantin & Co.) and 23% of BrassRing, Inc. (an online B2B recruitment firm).

     Available Information. The Company is subject to the informational filing requirements of the 1934 Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. You may read and copy such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of such materials by mail, upon payment of the SEC's customary fees, by telephone at 1-800-SEC-0330, or electronically through the SEC's Web Site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

     Certain Financial Projections. In the course of discussions between representatives of the Company and Parent or Purchaser (collectively the "Recipients"), the Company provided the Recipients' representatives with certain projections of the future operating performance of the Company and its subsidiaries prepared by the Company's management for fiscal year 2000 (the "Plan Projections"). Relevant portions of such information have been set forth below for the limited purpose of giving stockholders access to projections by the Company's management that were available for review by the Recipients in connection with the Offer.

     The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or the Recipients' control, and does not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that any Recipient or any other person who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, the Recipients or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information.

                     CENTRAL NEWSPAPERS 2000 BUSINESS PLAN

                                                                        PLAN
                                                                       2000*
                                                                --------------------
                                                                  ($ IN THOUSANDS,
                                                                OTHER THAN PER SHARE
                                                                      AMOUNTS)
Operating revenue...........................................          $818,171
Operating expenses..........................................           635,536
Operating income............................................           182,635
Pretax income...............................................           175,276
Taxes.......................................................            68,359
Net income..................................................            88,352
EBITDA......................................................           233,416
Earnings per share (basic)..................................          $   2.30
Earnings per share (diluted)................................          $   2.24

---------------
* Excludes gain on sale of Career Services, Inc. and workforce reduction charges.

     Cautionary Statement Concerning Forward-looking Statements. Certain matters discussed herein, including without limitation, the Plan Projections, are forward-looking statements that involve risks and uncertainties. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing Plan Projections were based on assumptions concerning the Company's operations and business prospects in fiscal year 2000 including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Plan Projections were also based on other revenue, expense and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Such uncertainties and contingencies include but are not limited to: changes in the economic conditions in which the Company operates, greater than anticipated competition or price pressures, new product offerings, better or worse than expected customer growth resulting in the need to expand operations and make capital investments, and the impact of investments required to enter new markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Plan Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and are included in this Offer to Purchase only because such information was made available to the Recipients by the Company. Neither the Recipients' nor the Company's independent accountants have examined or applied any agreed upon procedures to this information, and, accordingly, assume no responsibility for this information. Neither the Recipients nor the Company nor any other party assumes any responsibility for the accuracy or validity of the foregoing Plan Projections. Neither the Recipients nor the Company intends to provide any updated information with respect to any forward-looking statements.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     General. Purchaser is a newly incorporated Indiana corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the

Merger. The principal offices of Purchaser are located at c/o Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234 and its telephone number is
(703) 284-6000. Purchaser is a subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Company Stock pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of Delaware. Its principal offices are located at 1100 Wilson Boulevard, Arlington, VA 22234, and its telephone number is (703) 284-6000. Gannett Co., Inc. is an international news and information company that publishes 89 daily and numerous non-daily newspapers worldwide, including USA TODAY, the nation's largest-selling daily newspaper, and USA WEEKEND, a weekly newspaper magazine. Gannett also owns and operates 22 television stations and is an Internet leader with sites sponsored by most of its television stations and newspapers, including USATODAY.com, one of the most popular news sites on the Web. On June 8, 2000, Gannett announced that it had entered into a definitive agreement to purchase 21 daily newspapers along with numerous weeklies and niche publications in Wisconsin, Ohio, Louisiana, Maryland and Utah from Thomson Newspapers, Inc. in a series of transactions for an aggregate purchase price of $1.125 billion. Gannett was founded by Frank E. Gannett and associates in 1906 and incorporated in 1923. The company went public in 1967. Its 278 million shares of common stock as of December 26, 1999 were held by approximately 14,000 shareholders of record in all 50 states and several foreign countries. Gannett has approximately 45,800 employees. The common stock of Gannett is listed on NYSE under the symbol "GCI".

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Company Stock and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Stock during the past 60 days. Gannett owns two shares of the Company's Class A Stock. On June 28, 2000, Carleton F. Rosenburgh, Senior Vice President, Gannett Newspaper Division, and his spouse sold 400 shares of Class A Stock through their broker for a price of $64.56 per share. Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Each of Gannett and the Company has invested in certain business opportunities in furtherance of their individual business objectives. Gannett and the Company own 16.9% and 2.5%, respectively, of Classified Ventures Inc., an online classified advertisement network. In addition, each of Gannett and the Company has invested in Event411.com, an online service for event planning, and Newspapers First, an advertising sales firm partially owned by newspaper companies. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on

Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $2.6 billion. Purchaser will obtain all of such funds from Parent or one of Parent's subsidiaries. Parent and its subsidiaries will provide such funds from existing resources and internally generated funds, including the issuance of commercial paper in the ordinary course of business.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT.

     Gannett continually evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition.

     On or about May 15, 2000, Gannett was approached by DLJ, the Company's financial advisor, to determine whether Gannett had an interest in a strategic transaction involving the Company. Following additional conversations between Gannett and the Company's financial advisor, on May 26, 2000, Gannett executed a confidentiality agreement with the Company, and Gannett subsequently received certain information about the Company and its subsidiaries.

     On June 2, 2000, Douglas H. McCorkindale, Gannett's President and Chief Executive Officer, briefed the Gannett Board on the status of discussions between Gannett and the Company's financial advisor.

     During the period from June 7 through June 27, 2000, representatives of the Company, the financial, legal and accounting personnel of and outside counsel to Gannett conducted a due diligence review of the Company.

     On June 8, 2000, the Company issued a press release confirming that it had retained a financial advisor and was in preliminary discussions regarding a possible sale or other business combination involving the Company. On June 7, 2000, the last sale price of the Class A Stock as reported on the NYSE was $31.50.

     On June 13, 2000, in response to a solicitation of bids by the Company, Mr. McCorkindale, Larry F. Miller, Executive Vice President and Chief Financial Officer of Gannett, Daniel S. Ehrman, Jr., Vice President, Planning and Development of Gannett, Gary L. Watson, President, Gannett Newspaper Division, and Susan Clark-Johnson, Senior Group President/Pacific Newspaper Group of Gannett's Newspaper Division, met in Phoenix with members of the Company's management, together with the Company's financial advisor, to conduct further business due diligence. Also on June 13, 2000, Mark Mikolajczyk, Vice President/Production of Gannett's Newspaper Division, toured the printing facility of The Arizona Republic.

     On June 23, 2000, in response to bids solicited by the Company, Gannett submitted an offer to acquire the Company. Gannett's bid consisted of an all cash bid for Class A Stock at $63.00 per share and Class B Stock at $6.30 per share.

     From June 24 through June 27, 2000, the parties, together with their outside legal counsel and the Company's financial advisor, conducted negotiations with respect to the Merger Agreement and the Voting and Tender Agreement. On June 25, 2000, the Company's financial advisor advised Gannett that the

Company would be willing to pursue negotiations with Gannett on an exclusive basis. In exchange for this exclusivity, Gannett stated that it would increase its bid for Class A Stock to $64.00 per share and Class B Stock to $6.40 per share.

     On June 27, 2000, Mr. McCorkindale, Mr. Watson and Philip R. Currie, Senior Vice President, News, Gannett Newspaper Division, met in Indianapolis, at the home of Myrta J. Pulliam, a Director of the Company and trustee of the Eugene C. Pulliam Trust, the Company's largest shareholder, with Ms. Pulliam and Russell
B. Pulliam, a columnist and member of the editorial board for The Indianapolis Star, and a beneficiary of the trust, to discuss matters involving the operations of Parent and the Company as well as the proposed transaction.

     At a meeting of Gannett's Board held on June 28, 2000, Gannett's Board (except for one member who was unable to attend) unanimously approved and adopted the Merger Agreement and the Voting and Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger. On that date, the Board of Purchaser also approved and adopted the Merger Agreement and the Voting and Tender Agreement by unanimous written consent.

     At a meeting of the Company's Board held on June 28, 2000, the Company's Board unanimously determined that the terms of the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the holders of the Company Stock, unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommended that stockholders of the Company accept the Offer and tender their shares pursuant to the Offer. At the Company Board meeting, DLJ delivered to the Company Board its oral opinion (confirmed by delivery of a written opinion) to the effect that, as of such date and based upon and subject to certain matters and assumptions stated therein, from a financial point of view, the consideration to be received by the holders of Company Stock pursuant to the Offer and the Merger is fair to such holders.

     On June 28, 2000, the trustees of the Eugene C. Pulliam Trust unanimously approved the Voting and Tender Agreement.

     Following the approval of the Gannett Board, the Company Board and the trustees of the Trust, on June 28, 2000, Gannett, Purchaser and the Company executed and delivered the Merger Agreement and Gannett, Purchaser and the Trust executed and delivered the Voting and Tender Agreement. Gannett and the Company then issued a joint press release announcing the execution of the Merger Agreement and the transactions contemplated thereby.

     On July 3, 2000, Parent and Purchaser commenced the Offer.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE SEC IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the public announcement of the terms of the Merger Agreement. The obligation of Purchaser to accept for payment Company Stock tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof; provided, however, that Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer (other than the Minimum Condition) in its sole discretion, subject to the second paragraph of Section 1 hereof. Notwithstanding the previous sentence, Purchaser may waive the Minimum Condition so long as (x) it has irrevocably waived all other conditions to the Offer (and may, as a legal matter, irrevocably waive such conditions and otherwise purchase shares of Company Stock pursuant to the Offer), (y) Parent has irrevocably exercised or irrevocably committed to exercise the Option and (z) the shares of Company Stock acquired pursuant to the Offer and through such Option exercise would satisfy the Minimum Condition. Purchaser and Parent have agreed that they shall not, without the prior written consent of the Company, (i) decrease the price per share of Class A Stock or Class B Stock payable in the Offer, (ii) decrease the number of shares of Class A Stock or Class B Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Section 14 hereof, (v) except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of Class A Stock or Class B Stock.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Indiana law, Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with Indiana law. Upon consummation of the Merger, each issued and outstanding share of Company Stock (other than any Company Stock held in the treasury of the Company, or owned by Parent, Purchaser or any subsidiary of Parent or of the Company and any Class B Stock which is held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Class B Stock in accordance with Indiana law) will convert into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company as of the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, duly call and hold a special meeting of its stockholders as soon as practicable following the date on which Purchaser completes the purchase of Company Stock pursuant to the Offer or the Option for the purpose of considering and taking action upon the Merger Agreement (the "Stockholders' Meeting"). Subject to a provision of the Merger Agreement described below under "No Solicitation; Other Offers," the Company has agreed that its Board of Directors will recommend approval and adoption of the Merger Agreement and the Merger by the Company's stockholders. If Purchaser acquires at least a majority in voting power of the outstanding Company Stock, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Merger Agreement provides also that, if Purchaser shall acquire at least 90% of the outstanding shares of each class of Company Stock pursuant to the Offer or otherwise, the parties will, subject to satisfaction or (to the extent permitted thereunder) waiver of all conditions to the Merger, take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Stock pursuant to the Offer without the stockholder meeting.

     Proxy Statement. The Merger Agreement provides that the Company shall, if required by applicable law to consummate the Merger, prepare and file with the SEC a proxy statement (the "Proxy Statement") relating to the Merger Agreement and the Merger and shall use its best efforts to have the Proxy Statement cleared with the SEC and thereafter mailed to its stockholders as promptly as practicable and filed with the SEC.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, (1) organization, good standing and subsidiaries, (2) capitalization, (3) authorization, validity of the Merger Agreement and all required Company action taken with respect to the Offer and the Merger, (4) vote required to approve the Merger, (5) required consents or approvals, (6) no material misstatements in filings made with the SEC or financial statements, (7) absence of material adverse changes, (8) no undisclosed liabilities, (9) no misstatements or omissions of a material fact in the proxy statement with respect to the Merger, (10) employee benefit plans and ERISA, (11) litigation, (12) compliance with environmental laws and regulations,
(13) tax returns and tax liabilities, (14) labor relations, (15) compliance with laws, (16) intellectual property, (17) finders' fees and (18) receipt of fairness opinion from financial advisor. In addition, the Merger Agreement contains representations by Parent and Purchaser as to, among other things, (1) organization and good standing, (2) authorization, validity of the Merger Agreement and all required Parent and Purchaser action taken with respect to the Offer and the Merger, (3) required consents or approvals, (4) no misstatements or omissions of a material fact in the proxy statement with respect to the Merger and (5) financing the Offer and the Merger.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, from the date of the Merger Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. The Merger Agreement provides that, notwithstanding the foregoing, except with the prior written consent of Parent or as contemplated by the Merger Agreement or as set forth in a disclosure schedule provided by the Company, from the date of the Merger Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to: (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than
(w) customary quarterly cash dividends on the shares of Company Stock, (x) preferred quarterly dividends payable to preferred shareholders of Indiana Newspapers, Inc. and (y) dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; (b) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (c) issue, deliver or sell any shares of Company Stock, or any securities convertible into shares of Company Stock, or any rights, warrants or options to acquire any shares of Company Stock, other than (i) issuances pursuant to stock-based awards or options that are outstanding on the date of the Merger Agreement or are granted in accordance with the following clause
(ii), and (ii) additional options or stock-based awards to acquire shares of Company Stock granted under the terms of the Company's stock plans as in effect on the date of the Merger Agreement in the ordinary course consistent with past practice; (d) amend its articles of incorporation or by-laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company or its subsidiaries; (e) merge or consolidate with any other person or entity or acquire a material amount of stock or assets of any other person or entity; (f) sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property or make any investments other than (i) pursuant to existing contracts or commitments or
(ii) transactions that are in the ordinary course consistent with past practice and not material to the Company and its subsidiaries taken as a whole; (g) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness, guarantee or issuance incurred in the ordinary course of business consistent with past practice or incurred between the Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries; (h) except as required under any existing collective bargaining agreement or under the section of the Merger Agreement concerning the treatment of stock options in the Merger or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend or renew any existing, Employee Plan or Benefit Arrangement or any collective bargaining agreement, other than as required by law; (i) except (x) as permitted under clause (h) above or (y) to the extent required by any existing collective bargaining agreement or by written employment agreements existing on the date of the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its subsidiaries; (j) adopt any changes, other than in the ordinary course of business consistent with past practice or as required by the SEC, GAAP or by law, in its accounting policies, procedures or practices; (k) take any action that would, or that would reasonably be expected to, result in any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue; (l) enter into any contract or agreement involving annual consideration in excess of $200,000 and/or renewing any such existing contracts or agreements except, in each case, in the ordinary course of business; (m) enter into any contracts of employment (other than contracts terminable by the Company without liability immediately following the Closing) or any severance, retention of similar agreement; or (n) agree or commit to do any of the foregoing.

     Directors. The Merger Agreement provides that promptly following the purchase of, and payment for a number of shares of Company Stock that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to the Merger Agreement), and (ii) the percentage that the voting power of shares of Company Stock beneficially owned by Parent and Purchaser (including shares of Company Stock paid for pursuant to the Offer or the Option), upon such acceptance for payment, bears to the total voting power of shares of Company Stock outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also, upon request of Parent or Purchaser, use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors other than any such committee of such Board of Directors established to take action under the Merger Agreement, and (ii) each Board of Directors of each Subsidiary of the Company, and each committee thereof, that represents the same percentage as such individuals represented on the Board of Directors. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board of Directors, until the Effective Time (as defined below), such Board of Directors shall have at least two directors (x) who are directors on the date of the Merger Agreement or otherwise not Affiliates of Parent and
(y) who are not officers of the Company (the "Continuing Directors"); provided that in the event that the number of Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of the Merger Agreement. Information with respect to the Parent's designees to be elected or appointed to the Board of Directors of the Company is set forth on Schedule I attached hereto (the "Parent Board Designees").

     The Parent Board Designees will not receive any remuneration for serving on the Company's Board. Information with respect to compensation received by the Parent Board Designees from Gannett is incorporated by reference from Gannett's proxy statement. The Parent Board Designees do not own any capital stock of the Company, except that the spouse of Mr. Larry F. Miller owns 1,000 shares of Class A Stock (less than 1% of the Company's outstanding Class A Stock), the beneficial ownership of which is disclaimed by Mr. Miller.

     Access to Information. From the date of the Merger Agreement until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of May 26, 2000 between the Company and Parent (the "Confidentiality Agreement"), the Company shall give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons or entities may reasonably request. Company shall also instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Parent in its investigation of the Company and its subsidiaries. Any investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries. No information or knowledge obtained by Parent in any investigation shall affect or be deemed to modify any representation or warranty made by the Company in the Merger Agreement.

     No Solicitation; Other Offers. The Company has agreed that from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, neither the Company nor any of its subsidiaries nor any of the officers, directors, employees, investment bankers, consultants or other agents of the Company and its subsidiaries will, directly or indirectly, (i) solicit, initiate, encourage, induce or knowingly facilitate (including, without limitation by way of furnishing information) the submission of any Acquisition Proposal (as defined below) or any inquiries with respect thereto, (ii) engage in discussions or negotiations with any person or entity concerning an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal or accept an Acquisition Proposal or (iii) disclose any nonpublic information relating to the Company or any of its subsidiaries to any person or entity who, to the knowledge of the Company, is making or considering making, or who has made, an Acquisition Proposal. The Company will notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries by any person or entity who, to the knowledge of the Company, is making or considering making or who has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the person or entity making, and the terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed of the status and details (including, without limitation, amendments or proposed amendments) of any such Acquisition Proposal or request. The Company shall, and shall cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons or entities conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information concerning the Company and its subsidiaries in the possession of such persons or entities and their affiliates, representatives and advisors. Nothing contained in the Merger Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14c-2 under the 1934 Act with respect to any Acquisition Proposal.

     Notwithstanding the first sentence of the preceding paragraph, the Company may, until the earliest to occur of the Offer Completion Date, a purchase of Company Stock pursuant to the Option, and the Company's Stockholders' Meeting (such earliest date the "Cutoff Date"), negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person or entity in response to an unsolicited Acquisition Proposal by such person or entity if (i) the Company has complied with the terms of the provision described under the caption "No Solicitation; Other Offers," (ii) the Board of Directors of the Company determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal (as defined below) and, after consultation with and receipt of advice from outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, (iii) such person or entity executes a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company (including the standstill provisions unless the Company shall have amended the Confidentiality Agreement to modify the standstill provisions therein to be no more restrictive of Parent than such person or entity is restricted pursuant to such confidentiality agreement) and (iv) the Company shall have delivered to Parent prior written notice advising Parent that its intends to take such action. The Company shall provide Parent any information regarding the Company or its subsidiaries provided to any person or entity making an Acquisition Proposal which was not previously provided to Parent.

     Except as described in this paragraph, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by the Merger Agreement that would be inconsistent with its approval of the Offer and the Merger or with the recommendation to stockholders referred to under the caption "Stockholders' Meeting," (ii) approve or recommend any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Cutoff Date, the Board of Directors of the Company shall be permitted not to recommend to its stockholders' acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, or to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders described under the caption "No Solicitation; Other Offers," but only if (i) the Company has complied with the terms of the provision described under the caption "No Solicitation; Other Offers," (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law and
(iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

     For purposes of the Merger Agreement:

          "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its subsidiaries of any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its subsidiaries taken as a whole, other than the Offer and the Merger contemplated by the Merger Agreement.

          "Superior Proposal" means any bona fide written Acquisition Proposal which (i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (a) more favorable to the Company and its stockholders (in their capacities as stockholders) from a financial point of view than the transaction contemplated under the Merger Agreement, and
     (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the person or entity making such Acquisition Proposal.

     During the period from the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries). During such period, the Company agrees to enforce to the fullest extent permitted under applicable law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, prior to the Effective Time, the Company will take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding Company Stock Option granted under any Company stock plan or arrangement (collectively, the "Company Stock Option Plans"), whether or not then exercisable or vested, shall be canceled and each holder of an Option shall receive an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

     For a period of one year after the Effective Time, Parent has agreed to provide or cause the Surviving Corporation to provide employee compensation (consisting of base pay, commission rates and bonuses) and benefits (consisting of benefits similar to those under the employee plans and benefit arrangements of the Company) to current and former employees of the Company and its subsidiaries who are not included in any collective bargaining unit ("Non-Union Company Employees") that are in the aggregate not less favorable to such employees than such compensation provided to such employees as of the date hereof and the benefits provided to such employees under such employee plans and benefit arrangements as of the date hereof. The foregoing notwithstanding, in the event the employment of any Company employee is terminated other than for cause during the one-year period beginning at the Effective Time, such employee shall receive severance or separation benefits in an aggregate amount no more favorable than the severance or separation benefits such employee would have been entitled to receive under plans or arrangements provided by Parent or its affiliates to similarly situated employees. With respect to employees of the Company and its subsidiaries who are included in any collective bargaining unit ("Union Employees"), Parent shall provide or cause the Surviving Corporation to provide the Union Employees compensation and benefits required by their current collective bargaining agreement as the same may be in effect from time to time. The Merger Agreement also provides that Company employees will be given full credit for prior service with the Company under certain benefit plans and arrangements maintained by the Parent or the Surviving Corporation.

     Director and Officer Liability. The Merger Agreement provides that the Parent shall cause the Surviving Corporation, and the Surviving Corporation agrees that for six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company (each an "Indemnified Person") in respect of acts or omissions in his or her capacity as an officer or director of the Company or one or more of its subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by Indiana law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date of the Merger Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Merger Agreement also provides that the Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity obligations. The Indemnified Person shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation shall cooperate in the defense thereof, provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its subsidiaries as of the date hereof for such insurance then Company shall, or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

     Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, the Company and Parent will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, Parent and Company have also agreed that each of them will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within five Business Days of the date thereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act. Notwithstanding the foregoing, Parent shall not be required to agree, and the Company shall not agree without Parent's consent, to waive any substantial rights or to accept any substantial limitation on its operations, in each case, in respect of any assets constituting a material portion of the assets of the Parent and its subsidiaries, taken as a whole ("Material Assets") or to dispose of any Material Assets in connection with obtaining any such expiration or termination of the applicable waiting periods under the HSR Act.

     Conditions to Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) Purchaser shall have purchased shares of Company Stock pursuant to the Offer or the Option; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for shares of Company Stock pursuant to the Offer in violation of the terms of the Offer, the Voting and Tender Agreement, or of the Merger Agreement;

          (b) if required by applicable law, the Merger Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Indiana law; and

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prevent or prohibit the consummation of the Merger.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if any of the following conditions exists:

             (i) without material breach by the terminating party of its obligations under the Merger Agreement or (in the case of termination by Parent) the Offer, the purchase of shares of Company Stock pursuant to the Offer or the Option shall not have occurred on or before November 30, 2000; provided that if the HSR Condition (as defined in Section 14 hereof) and/or the conditions in paragraphs (a) and (b) of Section 14 hereof shall not have been satisfied, such date shall be March 31, 2001;

             (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction or order shall have become final and nonappealable; or

             (iii) upon final adjournment of the Company Stockholder Meeting, the Merger Agreement shall not have been approved and adopted in accordance with Indiana law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof), if required;

          (c) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have approved or recommended a Superior Proposal.

     Effect of Termination. If the Merger Agreement is terminated as described above, the Merger Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant under the Merger Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of the Merger

Agreement concerning confidentiality, expenses, governing law, jurisdiction, and waiver of jury trial shall survive any termination of the Merger Agreement.

     Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. If
(x) Parent shall terminate the Merger Agreement as described under paragraph (c) under the caption "Termination," or (y) either the Company or Parent shall terminate the Merger Agreement as described under paragraph (b)(i) or (iii) as described under the caption "Termination," and (1) prior to the termination or expiration of the Offer (in the case of paragraph (b)(i)) and the final adjournment of the Company Stockholders' Meeting (in the case of (b)(iii)) an Acquisition Proposal is made by any person or entity and (2) the Company enters into a definitive agreement in connection with an Acquisition Proposal or an Acquisition Proposal is consummated, in either case, within 12 months after termination of the Merger Agreement, then in any case as described in clause (x) above, the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of the Merger Agreement or, in the case of clause (y) above, the earlier of the date of such definitive agreement and the date of consummation of such Acquisition Proposal) an amount equal to $97,000,000 (the "Termination Fee"); provided, however, that payment of the Termination Fee shall not prevent Parent or Purchaser from seeking specific performance against the Trust based on any breach of the Voting and Tender Agreement by the Trust.

VOTING AND TENDER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE VOTING AND TENDER AGREEMENT, DATED AS OF JUNE 28, 2000, AMONG THE TRUST, PARENT AND PURCHASER. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE VOTING AND TENDER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO FILED BY PURCHASER AND PARENT. THE VOTING AND TENDER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent, Purchaser and the Eugene C. Pulliam Trust (the "Trust") have entered into the Voting and Tender Agreement. The Trust agrees to tender (or cause the holder to tender), pursuant to this Offer, all 45,815,000 of the Company's Class B Common Stock owned of record or beneficially held by it (the "Subject Shares") to Purchaser at the Class B Offer Price. The Trust has agreed, subject to applicable law and SEC regulations, not to withdraw shares tendered by it pursuant to the Offer.

     Grant of Option. Pursuant to the Voting and Tender Agreement, the Trust has also granted Parent and Purchaser an irrevocable option (the "Option") to purchase the Subject Shares at a price in cash per share ("the "Option Price") equal to the Class B Offer Price or any higher price paid by Parent or Purchaser for Company Class B Stock pursuant to the Offer or the Merger (but excluding any price paid to any shareholder who exercises dissenters', appraisal or similar rights in connection with the Merger). The Voting and Tender Agreement provides that the Option (i) shall become exercisable, in whole but not in part, for all Subject Shares (less any Subject Shares which Purchaser has accepted for payment or paid for in the Offer) immediately after the expiration of the Offer or, if later, the date on which (x) all waiting periods under the HSR Act or other applicable law shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Option, if, but only if, Purchaser has accepted for payment all shares of Company Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of 30 days after the first such date on which the Option becomes exercisable. If the Option does not become exercisable due to
(a) the withdrawal of the Offer prior to the Expiration Date, or (b) the failure of Purchaser to accept for payment all shares of Company Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Parent or Purchaser wishes to exercise the Option, Parent or Purchaser, prior to the expiration of the

Option, shall send a written notice to the Trust identifying the time and place for the closing of such purchase at least three business days prior to such closing, which notice may be given prior to the Option becoming exercisable and shall be considered irrevocable.

     Agreement to Vote. The Trust agrees to vote all the Subject Shares that the Trust beneficially owns at any meeting of stockholders of the Company (a) in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against (i) any proposal made in opposition to or in competition with the Merger and the transactions contemplated by the Merger Agreement (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or other similar transaction with or involving the Company and any party other than Parent and Purchaser or (iii) any other action the consummation of which would reasonably be expected to prevent or delay consummation of the transactions contemplated by the Merger Agreement.

     Covenants. During the period commencing on the date of the Voting and Tender Agreement and continuing until the earlier of (x) the consummation of the Merger and (y) the termination of the Voting and Tender Agreement, the Trust agrees that: (i) the Trust will not convert its Subject Shares into Class A Common Stock, and will agree to the placement of a restrictive legend on certificates for, and will request the imposition of stop transfer instructions with respect to, the Subject Shares; (ii) the Trust will cooperate fully with Parent and Purchaser in connection with the Merger Agreement and the Voting and Tender Agreement; (iii) the Trust will use its best efforts to consummate the transactions contemplated by the Voting and Tender Agreement; (iv) the Trust waives all appraisal, dissenters or similar rights in connection with the Merger; and (v) any and all Company shares issuable as dividends on or upon stock splits, recapitalization or any other similar events involving the Shares shall hereby automatically become subject to the Voting and Tender Agreement.

     No Proxies; Restrictions on Transfer. The Voting and Tender Agreement provides that, except pursuant to the terms of the Voting and Tender Agreement and the Merger Agreement, the Trust shall not, without the prior written consent of Parent, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares or deposit Subject Shares in a voting trust or (ii) give, offer, sell, assign, transfer, pledge, encumber or otherwise dispose of the record or beneficial ownership of, or enter into any contract, option, commitment or other arrangement (including any profit sharing arrangement) or understanding for the direct or indirect sale, assignment, transfer, encumbrance or other disposition of the record or beneficial ownership of, any Subject Shares during the term of the Voting and Tender Agreement, other than to a person or entity who becomes subject to and bound by the terms of the Voting and Tender Agreement.

     No Solicitation. Pursuant to the Voting and Tender Agreement, the Trust has agreed that, from the date thereof, the Trust will not, and the Trust will cause the trustees, employees, investment bankers, consultants or other agents of the Trust not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any person or entity concerning an Acquisition Proposal, or
(iii) disclose any nonpublic information relating to the Trust, the Company or any of its subsidiaries to any person or entity who, to the knowledge of the Trust, is considering making, or has made, an Acquisition Proposal. The Trust is required to notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Trust of any Acquisition Proposal or any request for nonpublic information relating to the Trust, the Company or any of its subsidiaries by any person or entity who, to the knowledge of the Trust, is making, or has made, an Acquisition Proposal. The Trust shall provide such notice orally and in writing and shall identify the person or entity making, and the terms and conditions of, any such Acquisition Proposal. The Trust shall keep Parent informed of the status and details of any such Acquisition Proposal. The Trust shall, and the Trust shall cause the trustees, employees and other agents of the Trust to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons or entities other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal.

     Ongoing Editorial Participation. The Voting and Tender Agreement provides that Parent shall make appropriate provision for Russell B. Pulliam to continue in his role as Associate Editor (unless appointed to a more senior editorial position) and a member of the Editorial Board of and a weekly columnist for The Indianapolis Star until his departure by reason of retirement, death, or disability. Following Mr. Pulliam's departure, the trustees of the Trust may designate a successor to Mr. Pulliam with respect to the Editorial Board and columnist roles played by him, provided that such successor must be qualified by journalistic experience (which shall be presumed if such person is then a member of the Editorial Board of The Indianapolis Star) and is acceptable to Parent (with Parent's acceptance not to be unreasonably withheld). Parent's obligation with respect to Mr. Pulliam shall not extend after his 70th birthday, and it shall have no obligations under this provision after the expiration of 25 years from the Effective Time. Notwithstanding the foregoing, columns published pursuant to this provision shall be subject to the newspaper's normal and generally applicable editorial standards.

CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED MAY 26, 2000, BETWEEN THE COMPANY AND PARENT (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO FILED BY PURCHASER AND PARENT. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

     On May 26, 2000, the Company and Parent executed the Confidentiality Agreement. Pursuant to the terms of the Confidentiality Agreement, each party agreed to provide to the other party certain non-public information concerning such party (the "Evaluation Material").

     As a condition for the disclosure of the Evaluation Material to each other, the Company and Parent each agreed, among other things: (1) to treat confidentially the Evaluation Material, (2) to use the Evaluation Material only for the purposes of evaluation of a possible business transaction with each other, (3) to disclose Evaluation Material to its directors, officers, employees, affiliates, prospective capital or financing sources, advisors or other representatives (collectively, a party's "Representatives") on a need-to-know basis only, (4) not to disclose the fact that the parties had discussions concerning a transaction, or that any of the parties are considering a possible transaction, (5) to promptly notify the other party of the receipt of any request or requirement (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of the Confidentiality Agreement, and (6) in the event Parent decides not to proceed with a termination, to promptly return all Evaluation Material. In addition, pursuant to the Confidentiality Agreement, Parent agreed that until May 26, 2001 it and its affiliates will not without the Company's prior consent knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible transaction, solicit for employment an employee of the Company or any of its affiliates of whom Parent learns or comes into contact with due to its evaluation of a possible transaction and who earns in excess of $50,000 annually.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Company Stock not purchased pursuant to the Offer or the Option. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Under the Indiana Business Corporation Law, the approval of the Board and the affirmative vote of the holders of a majority of the voting power of the outstanding Company Stock voting as a single class is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and its contemplated transactions, including the Offer, the Merger, and the purchase of shares of Company Stock contemplated by the Offer (the "Transactions"), are advisable and fair to and in the best interests of the Company and the Company's shareholders, (ii) approved and adopted the Merger Agreement and the Transactions, including the Offer, the Merger, and the purchase of shares of Company Stock contemplated by the Offer, in accordance with the requirements of the Indiana Business Corporation Law, which approval satisfies in full the requirements of prior approval contained in Sections 23-1-40-1, 23-1-43-18 and 23-1-43-19(1) of the Indiana Business
Corporation Law, (iii) taken all requisite action to amend, and has duly and validly amended, the Company's bylaws to provide that Chapter 42 of the Indiana Business Corporation Law does not apply to control share acquisitions of shares of Company Stock (including, without limitation, by Parent or Purchaser pursuant to the Voting and Tender Agreement, the Offer or the Merger) and (iv) resolved, subject to the provision of the Merger Agreement described under the caption "No Solicitation; Other Offers," to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Stock pursuant to the Offer and approve and adopt the Merger Agreement and the Merger. Unless the Merger is consummated pursuant to the short-form merger provisions under the Indiana Business Corporation Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority in voting power of the Class A Stock and Class B Stock voting as a single class. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to duly call and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by applicable law to consummate the Merger. Parent and Purchaser have agreed that all Company Stock owned by them and their subsidiaries will be voted in favor of the Merger.

     The Merger Agreement provides that, promptly following the purchase by Purchaser of a number of shares of Company Stock that satisfies the Minimum Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of the voting power of the outstanding Company Stock following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under the Indiana Business Corporation Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of each class of Company Stock, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Stock pursuant to the Offer without the Company's Stockholders' Meeting. If, however, Purchaser does not acquire at least 90% of each class of Company Stock pursuant to the Offer or otherwise and a vote of each class of the Company's stockholders is required under the Indiana Business Corporation Law, a longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer, and no appraisal rights are available to holders of Class A Stock in connection with the Merger. However, if the Merger is consummated, holders of Class B Stock who have not tendered their Class B Stock will have certain rights under the Indiana Business Corporation Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Class B Stock. Stockholders who perfect such rights by complying with the procedures set forth in Chapter 44 of the Indiana Business Corporation Law ("Chapter 44") will be entitled to receive a cash payment equal to the "fair value" of their Class B Stock as estimated by the Company. Dissenting holders of Class B Stock would be entitled to notify the Company of their estimate of the fair value of the Class B Stock and demand payment of the dissenters' estimate (less any payment made by the Company) of the fair value of the Class B Stock and demand payment thereof. The Company may elect to withhold payment of the fair value of Class B Stock from a dissenter unless the dissenter was the beneficial owner of the shares before June 28, 2000. If a demand for payment of fair value remains unsettled between the Company and a dissenter, the Company would be required to petition the court to determine the fair value of the shares.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any holder of Class B Stock and the demand for appraisal of, and payment in cash for the fair value of, the Class B Stock. Parent intends, however, to cause the Company to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each share of Class B Stock is less than or equal to the Merger Consideration for Class B Stock. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including DLJ) are not necessarily opinions as to "fair value" under Chapter 44.

     The foregoing summary of the rights of dissenting stockholders under the Indiana Business Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under the Indiana Business Corporation Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the Indiana Business Corporation Law.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries or (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries. There can be no assurance, however, that these plans will not change or be modified, and such change or modification could be material. As a result of the consummation of the Offer and the Merger, indebtedness of the Company will be repaid or refinanced, the Company will become an operating subsidiary of Gannett and will cease paying regular dividends.

12. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMPANY STOCK, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Company Stock. The purchase of Company Stock by Purchaser pursuant to the Offer will reduce the number of shares of Class A Stock that might otherwise trade publicly and will reduce the number of holders of Class A Stock, which could adversely affect the liquidity and market value of the remaining shares of Class A Stock held by the public.

     Parent intends to cause the delisting of the Class A Stock by NYSE following consummation of the Offer.

     NYSE Listing. Depending upon the number of shares of Class A Stock purchased pursuant to the Offer, the Class A Stock may no longer meet the standards for continued listing on the NYSE. If, as a result of the purchase of Class A Stock pursuant to the Offer, the Merger or otherwise, the Class A Stock no longer meets the requirements of the NYSE for continued listing, the listing of the Class A Stock will be discontinued. In such event, the market for the Class A Stock would be adversely affected. In the event that the Class A Stock were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Class A Stock and the availability of such quotations would, however, depend upon the number of holders of such stock remaining at such time, the interest in maintaining a market in such stock on the part of securities firms, the possible termination of registration of such stock under the 1934 Act, as described below, and other factors.

     1934 Act Registration. The Class A Stock is currently registered under the 1934 Act. Such registration may be terminated upon application by the Company to the SEC if the Class A Stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Class A Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to holders of Class A Stock and to the SEC and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the 1934 Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the 1934 Act with respect to "going private" transactions, no longer applicable to the stock. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Class A Stock under the 1934 Act were terminated, the Class A Stock would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Class A Stock under the 1934 Act after consummation of the Merger.

     Margin Regulations. The outstanding shares of Class A Stock are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Class A Stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Class A Stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the Class A Stock under the 1934 Act were terminated, the stock would no longer constitute "margin securities."

13. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Company Stock pursuant to the Offer.

     Purchaser and Parent have retained Georgeson Shareholder Communications, Inc. as the Information Agent, and Norwest Bank Minnesota, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Company Stock by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Georgeson will be paid a fee of $10,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the 1934 Act (relating to the obligation of Purchaser to pay for or return tendered Company Stock promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares of Company Stock and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Company Stock not then paid for if (i) there are not validly tendered (and not withdrawn) prior to the expiration date for the Offer that number of shares of Class B Stock which, when added to any such shares owned by Parent or any of its Affiliates, will at least satisfy the Minimum Condition, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to expiration of the Offer (the "HSR Condition") or (iii) at any time on or after the date of the Agreement and before the expiration date of the Offer, any of the following events shall have occurred and be continuing:

          (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any governmental entity (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of any Company Stock by Parent or Purchaser, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger; (ii) subject to Section 9.01 of the Merger Agreement, seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its subsidiaries, in either case, taken as a whole, or, to compel the Company, Parent or any of their subsidiaries as a result of the Offer or the Merger, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its subsidiaries, in each case, taken as a whole; (iii) subject to Section 9.01 of the Merger Agreement, seeking to impose or confirm any limitation on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Company Stock, including, without limitation, the right to vote any Company Stock acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders including, without limitation, the approval and adoption of this Agreement and the Merger; (iv) seeking to require divestiture by Parent or Purchaser of any Company Stock; or (v) which otherwise would have a Material Adverse Effect on the Company; or

          (b) there shall be in effect an injunction or other order, decree, judgment or ruling by a governmental entity of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a governmental entity of competent jurisdiction which in any such case, subject to Section 9.01 of the Merger Agreement, (i) restrains, prevents or prohibits the making or consummation of the Offer or the consummation of the Merger or would make such consummation illegal, or (ii) prevents, prohibits or restricts the ownership by Parent (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser or Parent effectively to acquire the shares of Company Stock; or

          (c) the Merger Agreement or the Voting and Tender Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives the Parent or Purchaser the right to terminate either the Merger Agreement or the Voting and Tender Agreement or not consummate the Merger; or

          (d) any of the representations and warranties of the Company contained in the Merger Agreement or any of the representations and warranties of the Trust in the Voting and Tender Agreement, in each case, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall not be true and correct in all respects as of the date of determination, as if made at and as of such time, except (i) to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date, or (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (e) the Company shall have failed to perform in all material respects any of its agreements contained in the Merger Agreement required to be performed at or prior to the date of determination; or

          (f) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate with any other event, change, effect or development, has had or would reasonably be expected to have a Material Adverse Effect on the Company; or

          (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the Untied States or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (h) the Board of Directors of the Company, or any committee thereof,
     (i) shall have withdrawn or modified in a manner adverse to Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or recommended or approved any Acquisition Proposal or (ii) shall have resolved to do any of the foregoing; which in the good faith judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Company Stock.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser, and, except for the Minimum Condition and otherwise subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered shares of Company Stock, the Parent and Purchaser will either promptly pay for such Company Stock or promptly return such Company Stock. Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Stock not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware (i) of any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Company Stock by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Company Stock by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Company Stock tendered pursuant to the Offer, pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Company Stock if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or adverse consequences. Purchaser's obligation under the Offer to accept for payment and pay for Company Stock is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Indiana. In general, Section 23-1-43-18 of Indiana law prevents an "interested shareholder" (generally, as defined by Section 23-1-43-10 of Indiana law, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with an Indiana corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested shareholder. On June 28, 2000, prior to the execution of the Voting and Tender Agreement and the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 23-1-43-18 is inapplicable to the Voting and Tender Agreement, the Offer and the Merger.

     In addition, Chapter 42 of the Indiana Business Corporation Law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or bylaws before a control share acquisition occurs (described below), persons acquiring specified percentages of a corporation's voting power (any such acquisition being referred to as a "control share acquisition") have only such voting rights as may be granted in a resolution approved by shareholders of that corporation other than the person or entity holding the control shares (the "other holders") and that the other holders would be entitled to special dissenters' rights granted by Chapter 42. Prior to adopting resolutions approving the Offer and the Merger, and prior to the execution and delivery of the Voting and Tender Agreement and the Merger Agreement, the Board of Directors of the Company amended the Company's Bylaws to provide that Chapter 42 of the Indiana Business Corporation Law shall not apply to control share acquisitions of shares of any class of stock of the Company on or after June 28, 2000. Accordingly, those provisions are no longer applicable to the Company.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities or the Company's shareholders. In addition, if enjoined, Purchaser might be unable to accept for payment any Company Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Company Stock tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and to the FTC and certain waiting period requirements have been satisfied. The acquisition of Company Stock by Purchaser pursuant to the Offer is subject to such requirements. See Section 2. Pursuant to the HSR Act, Parent expects to file a Premerger Notification and Report Form in connection with the purchase of Company Stock pursuant to the Offer with the Antitrust Division and the FTC on or about July 6, 2000. Under the provisions of the HSR Act applicable to the Offer, the purchase of Company Stock pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Such waiting period may be extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Company Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Company Stock will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Company Stock by Purchaser pursuant to the Offer. At any time before or after the purchase of Company Stock pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the purchase of Company Stock pursuant to the Offer or seeking the divestiture of Company Stock purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general also may bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Company Stock. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Company Stock pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Company Stock in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the 1934 Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                              PACIFIC AND SOUTHERN INDIANA CORP.

Dated: July 3, 2000

                                   SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER
                    AND COMPANY AND/OR SURVIVING CORPORATION

     1. Directors of Parent. The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director of Parent. Unless otherwise indicated, the current business address of each person is Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234.

                           CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                            DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                       -------------------------------------------------------------------  -----------
BOARD OF DIRECTORS:
John J. Curley...........  Mr. Curley, 61, is Chairman of Gannett. He was Chairman and Chief       U.S.
                           Executive Officer from 1997 to 2000, Chairman, President and Chief
                           Executive Officer from 1989 to 1997, President and Chief Executive
                           Officer of the Company from 1986 to 1989 and President and Chief
                           Operating Officer from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983.
Douglas H. McCorkindale..  Mr. McCorkindale, 61, is Vice Chairman, President and Chief             U.S.
                           Executive Officer of Gannett. He was Vice Chairman and President
                           from 1997 to 2000, and Vice Chairman and Chief Financial and
                           Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and Global Crossing Ltd. and a
                           director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director of
                           Gannett since 1977.
H. Jesse Arnelle.........  Mr. Arnelle, 66, is of counsel to Womble, Carlyle, Sandridge &          U.S.
                           Rice, Winston-Salem, North Carolina. He was senior partner at the law firm of Arnelle, Hastie, McGee, Willis & Greene from 1985 to
                           1995, and was of counsel to the firm from 1995 to 1997. He is the
                           Immediate Past Chairman of the Board of Trustees of Pennsylvania
                           State University and is a director of FPL Group, Inc., Textron
                           Corporation, Eastman Chemical Co., Armstrong World Industries,
                           Waste Management, Inc. and Union Pacific Resources Group, Inc. He
                           has been a director since 1999.
Meredith A. Brokaw.......  Mrs. Brokaw, 59, is the founder of Penny Whistle Toys, Inc., in New     U.S.
                           York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. and Women's First
                           Health Care. She has been a director of Gannett since 1983.
Stuart T.K. Ho...........  Mr. Ho, 64, is Chairman of the Board and President of Capital           U.S.
                           Investment of Hawaii, Inc. Mr. Ho is a director of Aloha Airgroup,
                           Inc. and Pacific Century Financial Corporation. He is also a trustee of the College Retirement Equities Fund and a trustee of a number of mutual funds in the family of TIAA-CREF Institutional
                           Mutual Funds. He has been a director of the Company since 1984.
Drew Lewis...............  Mr. Lewis, 68, is the former Chairman and Chief Executive Officer       U.S.
                           of Union Pacific Corporation. He served as the United States
                           Secretary of Transportation from 1981 to 1983. He is a director of
                           Union Pacific Resources Group Inc., American Express Company,
                           Millenium Bank, and the FPL Group, Inc. He has been a director of
                           Gannett since 1995.

                           CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                            DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                       -------------------------------------------------------------------  -----------
Samuel J. Palmisano......  Mr. Palmisano, 48, is Senior Vice President and Group Executive for     U.S.
                           IBM Enterprise Systems Group and serves on IBM's Corporate
                           Executive Committee. He was Senior Vice President and Group
                           Executive for IBM's Personal Computer Company from 1997 to 1998. He held various other senior executive positions since 1994 with responsibility for IBM's worldwide strategic outsourcing business.
                           He has been a director of Gannett since 1998.
Karen Hastie Williams....  Ms. Williams, 55, is a Partner at the law firm of Crowell & Moring,     U.S.
                           Washington, D.C. Ms. Williams is a director of Crestar Financial
                           Services Corporation, Continential Airlines, Inc., Fannie Mae, and
                           Washington Gas Light Company. She has been a director of Gannett since 1997.

     2. Directors of Purchaser. The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director of Purchaser. Unless otherwise indicated, the current business address of each person is 1100 Wilson Boulevard, Arlington, VA 22234.

                             CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
                            POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS
NAME                                          ADDRESSES THEREOF                       CITIZENSHIP
----                        ------------------------------------------------------    -----------
DIRECTORS:
John J. Curley............  Same positions with Parent as above.                         U.S.
Douglas H. McCorkindale...  President of Purchaser. Same positions with Parent as        U.S.
                            above.
OFFICERS:
Douglas H. McCorkindale...  President of Purchaser. Same positions with Parent as        U.S.
                            above.
Larry F. Miller...........  Vice president of Purchaser. Executive vice president        U.S.
                            and chief financial officer of Parent. Formerly:
                            senior vice president, financial planning and
                            controller of Parent (1991-1997). Age 62.
Thomas L. Chapple.........  Vice president and secretary of Purchaser. Senior vice       U.S.
                            president, general counsel and secretary of Parent.
                            Formerly: vice president, general counsel and
                            secretary of Parent (1991-1995). Age 52.
Gracia C. Martore.........  Treasurer of Purchaser. Treasurer and vice president,        U.S.
                            investor relations of Parent. Formerly: vice
                            president, treasury services and investor relations
                            (1996-1998); vice president, treasury services of
                            Parent (1993-1996). Age 48.
Christopher W. Baldwin....  Assistant treasurer of Purchaser. Age 56.                    U.S.
Tara L. Witmer............  Assistant secretary of Purchaser. Age 37.                    U.S.

     3. Directors of Company and/or Surviving Corporation. The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each person who has been designated by Parent to serve as a director of the Company after the purchase of

Company Stock pursuant to the Offer. Unless otherwise indicated, the current business address of each person is 1100 Wilson Boulevard, Arlington, VA 22234.

                             CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
                            POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS
NAME                                          ADDRESSES THEREOF                       CITIZENSHIP
----                        ------------------------------------------------------    -----------
DIRECTORS:
John J. Curley............  Same positions with Parent as above.                             U.S.
Douglas H. McCorkindale...  Same positions with Parent as above.                             U.S.
Larry F. Miller...........  Same positions with Parent as above.                             U.S.
Thomas L. Chapple.........  Same positions with Parent as above.                             U.S.
Gary L. Watson............  President, Gannett Newspaper Division of Parent. Age             U.S.
                            54.

                     [This page intentionally left blank.]

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Company Stock and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                          NORWEST BANK MINNESOTA, N.A.

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (651) 450-4163

                             Confirm by Telephone:
                                 (651) 450-4110

     By Overnight Courier                  By Mail                         By Hand
 Norwest Shareowner Services     Norwest Shareowner Services     Norwest Shareowner Services
     161 Concord Exchange               P.O. Box 64858               161 Concord Exchange
      South St. Paul, MN           St. Paul, MN 55164-0858            South St. Paul, MN
          55075-1139                 Attn: Reorganization                 55075-1139
                                          Department                 Attn: Reorganization
                                                                          Department

                               OTHER INFORMATION:

     Questions or requests for assistance may be directed to the Information Agent at one of its respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                          17 State Street, 10th Floor
                            New York, New York 10004
                                 (212) 440-9800
                                 (800) 223-2064

                        Bankers and Brokers Call Collect
                           All Others Call Toll Free